                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No.__1____)*


                    National Patent Development Corporation
                               (Name of Issuer)


                                 Common Stock
                        (Title Of Class of Securities)


                                   63713010
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- --------------------                                       -------------------
CUSIP NO. 63713010                       13G                Page 2 of 12 Pages
- --------------------                                       -------------------

- -------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Merrill Lynch & Co., Inc.
- -------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                             (a) / /
                             (b) / /
- -------------------------------------------------------------------------------
3   SEC USE ONLY
- -------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- -------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                                  None
                        -------------------------------------------------------
    NUMBER OF           6    SHARED VOTING POWER
     SHARES                       1,278,200
   BENEFICIALLY         -------------------------------------------------------
      OWNED             7    SOLE DISPOSITIVE POWER
     BY EACH                      None
     REPORTING          -------------------------------------------------------
   PERSON WITH          8    SHARED DISPOSITIVE POWER
                                  1,278,200
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,278,200
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         N/A
- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.7%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         HC, CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

- --------------------                                       -------------------
CUSIP NO. 63713010                       13G                Page 3 of 12 Pages
- --------------------                                       -------------------

- -------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Merrill Lynch Group, Inc.
- -------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                             (a) / /
                             (b) / /
- -------------------------------------------------------------------------------
3   SEC USE ONLY
- -------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- -------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                                  None
                        -------------------------------------------------------
    NUMBER OF           6    SHARED VOTING POWER
     SHARES                       1,278,200
   BENEFICIALLY         -------------------------------------------------------
      OWNED             7    SOLE DISPOSITIVE POWER
     BY EACH                      None
     REPORTING          -------------------------------------------------------
   PERSON WITH          8    SHARED DISPOSITIVE POWER
                                  1,278,200
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,278,200
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         N/A
- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.7%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         HC, CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

- --------------------                                       -------------------
CUSIP NO. 63713010                       13G                Page 4 of 12 Pages
- --------------------                                       -------------------

- -------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Princeton Services, Inc.  22-3266276
- -------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                             (a) / /
                             (b) / /
- -------------------------------------------------------------------------------
3   SEC USE ONLY
- -------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- -------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                                  None
                        -------------------------------------------------------
    NUMBER OF           6    SHARED VOTING POWER
     SHARES                       1,278,200
   BENEFICIALLY         -------------------------------------------------------
      OWNED             7    SOLE DISPOSITIVE POWER
     BY EACH                      None
     REPORTING          -------------------------------------------------------
   PERSON WITH          8    SHARED DISPOSITIVE POWER
                                  1,278,200
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,278,200
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         N/A
- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.7%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         HC, CO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

- --------------------                                       -------------------
CUSIP NO. 63713010                       13G                Page 5 of 12 Pages
- --------------------                                       -------------------

- -------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Fund Asset Management, L.P. (as successor to Fund Asset Management, Inc.)
- -------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                             (a) / /
                             (b) / /
- -------------------------------------------------------------------------------
3   SEC USE ONLY
- -------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- -------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                                  None
                        -------------------------------------------------------
    NUMBER OF           6    SHARED VOTING POWER
     SHARES                       1,278,200
   BENEFICIALLY         -------------------------------------------------------
      OWNED             7    SOLE DISPOSITIVE POWER
     BY EACH                      None
     REPORTING          -------------------------------------------------------
   PERSON WITH          8    SHARED DISPOSITIVE POWER
                                  1,278,200
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,278,200
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         N/A
- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.7%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         IA, PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

- --------------------                                       -------------------
CUSIP NO. 63713010                       13G                Page 6 of 12 Pages
- --------------------                                       -------------------

- -------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Merrill Lynch Phoenix Fund, Inc.  13-3114958
- -------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                             (a) / /
                             (b) / /
- -------------------------------------------------------------------------------
3   SEC USE ONLY
- -------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- -------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                                  None
                        -------------------------------------------------------
    NUMBER OF           6    SHARED VOTING POWER
     SHARES                       1,202,100
  BENEFICIALLY         -------------------------------------------------------
      OWNED             7    SOLE DISPOSITIVE POWER
     BY EACH                      None
     REPORTING          -------------------------------------------------------
   PERSON WITH          8    SHARED DISPOSITIVE POWER
                                  1,202,100
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,202,100
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         N/A
- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.2%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         IV
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1 (a)       Name of Issuer:

                 National Patent Development Corporation

Item 1 (b)       Address of Issuer's  Principal Executive Offices:

                 9 West 57th Street
                 New York N.Y.  10019

Item 2 (a)       Names of Persons Filing:

                 Merrill Lynch & Co., Inc.
                 Merrill Lynch Group, Inc.
                 Princeton Services, Inc.
                 Fund Asset Management, L.P.
                 Merrill Lynch Phoenix Fund, Inc.

Item 2 (b)       Address of Principal Business Office, or, if None, Residence:

                 Merrill Lynch & Co., Inc.
                 World Financial Center, North Tower
                 250 Vesey Street
                 New York, New York  10281

                 Merrill Lynch Group, Inc.
                 World Financial Center, North Tower
                 250 Vesey Street
                 New York, New York  10281

                 Princeton Services, Inc.
                 800 Scudders Mill Road
                 Plainsboro, New Jersey  08536

                 Fund Asset Management, L.P.
                 800 Scudders Mill Road
                 Plainsboro, New Jersey  08536

                 Merrill Lynch Phoenix Fund, Inc.
                 800 Scudders Mill Road
                 Plainsboro, New Jersey  08536

                              Page 7 of 12 Pages

Item 2 (c)       Citizenship:

                 See Item 4 of Cover Pages

Item 2 (d)       Title of Class of Securities:

                 Common Stock

Item 2 (e)       CUSIP Number:

                 63713010

Item 3

          Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI") are parent holding companies, in accordance with (S) 240.13d-1(b)(ii)(G). Fund Asset Management, L.P. ("FAM") is an investment adviser registered under (S) 203 of the Investment Advisers Act of 1940. Merrill Lynch Phoenix Fund, Inc. is an investment company registered under Section 8 of the Investment Company Act of 1940.

Item 4            Ownership

          (a) Amount Beneficially Owned:

          See Item 9 of Cover Pages. Pursuant to (S) 240.13d-4, ML&Co., ML Group, PSI, FAM and Merrill Lynch Phoenix Fund, Inc. (the "Reporting Persons") disclaim beneficial ownership of the securities of National Patent Development referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of National Patent Development covered by this statement.

          (b) Percent of Class:

                    See Item 11 of Cover Pages

          (c) Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:

                    See Item 5 of Cover Pages

               (ii) shared power to vote or to direct the vote:

                    See Item 6 of Cover Pages

               (iii)    sole power to dispose or to direct the disposition of:

                    See Item 7 of Cover Pages

                              Page 8 of 12 Pages

               (iv) shared power to dispose or to direct the disposition of:

                    See Item 8 of Cover Pages

Item 5         Ownership of Five Percent or Less of a Class.

               Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person.


          FAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and acts as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. With respect to securities held by those investment companies, several persons have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Merrill Lynch Phoenix Fund, Inc., a reporting person on this Schedule 13G for which FAM serves as investment adviser, has an interest that relates to more than 5% of the class of securities reported herein. No other person has an interest that relates to more than 5% of the class of securities reported herein.



Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               See Exhibit A

Item 8         Identification and Classification of Members of the Group.

               Not Applicable

Item 9         Notice of Dissolution of Group.

               Not Applicable

                              Page 9 of 12 Pages

Item 10        Certification.

          By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

          After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1994              Merrill Lynch & Co., Inc.

                                          /s/ David L. Dick
                                      ------------------------------------
                                      Name: David L. Dick
                                      Title: Assistant Secretary

                                      Merrill Lynch Group, Inc.

                                          /s/ David L. Dick
                                      ------------------------------------
                                      Name: David L. Dick
                                      Title: Secretary

                              Page 10 of 12 Pages

                                      Princeton Services, Inc.

                                          /s/ David L. Dick
                                      ------------------------------------
                                      Name: David L. Dick
                                      Title: Attorney-in-Fact*

                                      Fund Asset Management, L.P.
                                      By:  Princeton Services, Inc.
                                           (General Partner)

                                           /s/ David L. Dick
                                      ------------------------------------
                                      Name: David L. Dick
                                      Title: Attorney-in-Fact**

                                      Merrill Lynch Phoenix Fund, Inc.

                                           /s/ David L. Dick
                                      ------------------------------------
                                      Name: David L. Dick
                                      Title: Attorney-in-Fact**

________________
* Signed pursuant to a power of attorney, dated February 10, 1994, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc., et. al. on February 14, 1994 with respect to Dial REIT Inc.

** Signed pursuant to a power of attorney, dated February 10, 1994, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc., et. al. on February 14, 1994 with respect to Matrix Service Company.

                              Page 11 of 12 Pages

                           EXHIBIT A TO SCHEDULE 13G

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES


          Three of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), and Princeton Services, Inc. ("PSI") a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group and PSI, which is the general partner of Fund Asset Management, L.P. ("FAM"). The relevant subsidiary of ML Group is PSI.

          ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of 7.7% of the securities of National Patent Development Corporation by virtue of its control of its wholly-owned subsidiary, PSI.

          PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 7.7% of the securities of National Patent Development Corporation by virtue of its being the general partner of FAM.

          FAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. FAM may be deemed to be the beneficial owner of 7.7% of the common stock outstanding of National Patent Development Corporation as a result of acting as investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940.

          One registered investment company advised by FAM, Merrill Lynch Phoenix Fund, Inc., is the beneficial owner of 7.2% of the securities of National Patent Development Corporation.

                              Page 12 of 12 Pages